Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation
Corinthian Schools, Inc.	Delaware
Rhodes Colleges, Inc.	Delaware
Rhodes Business Group, Inc.	Delaware
Florida Metropolitan University, Inc.	Florida
Corinthian Property Group, Inc.	Florida
Grand Rapids Educational Center, Inc.	Michigan
National School of Technology, Inc.	Florida
Ward Stone College, Inc.	Florida
Titan Schools, Inc. (formerly known as Wyo-Tech Acquisition Corp.)	Delaware
MJB Acquisition Corp.	Wyoming
Pegasus Education, Inc.	Delaware
Career Choices, Inc.	California
Sequoia Education, Inc.	California
Ashmead Education, Inc.	Washington
Eton Education, Inc.	Washington
ECAT Acquisition, Inc.	Delaware
CDI Education USA, Inc.	Delaware
CDI Education USA, Inc.	Nevada
Corinthian Canada Acquisition, Inc.	Ontario
2020584 Ontario Limited	Ontario
CDI Education Corporation	Ontario
CDI Career Development Institutes Limited	Canada
Career Canada C.F.P. Limited	Canada
3573451 Canada Limited	Canada
Computer Learning Centres of Quebec, Inc.	Quebec
Delta College, Inc.	Quebec